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                                                                  EXHIBIT 8(a)


                                  CUSTODY AGREEMENT



     THIS IS A CUSTODY AGREEMENT, dated as of _________________, 1998, between The Chase Manhattan Bank (herein called the "Custodian"), a New York banking corporation, having its principal place of business in New York, New York and State Farm Variable Product Trust (herein called the "Trust") , a Business Trust organized and doing business under the laws of the State of Delaware and an investment company registered as such under the Investment Company Act of 1940, having its principal place of business at Bloomington, Illinois.

     In consideration of the mutual premises and agreements herein contained, the parties hereto agree as follows:

     SECTION 1  DEFINITIONS.

"Agreement" means this Custody Agreement.

"Authorization Letter" or "Letter" means a writing from the Trust substantially in the form of Exhibit A(1) or A(2) hereto, in respect of Financial Assets, signed by any of two (2) persons of the Trust authorized to execute such authorization pursuant to certain corporate resolutions of the Trust, and instructing the Custodian to take action in respect of the Custody Account and the Cash Account and such other action incidental thereto and to the Agreement. Custodian may rely upon a Letter received by facsimile transmission.

"Cash Account" means the cash ledger of the Custody Account to which debits and credits are made in respect of security transactions and other deposits to said account and against which no withdrawal may be made by check or draft.

"Trust" means State Farm Variable Product Trust, a Delaware Business Trust and an investment company registered as such under the Investment Company Act of 1940.

"Custodian" means The Chase Manhattan Bank, a New York banking corporation and member of the Federal Reserve System.

"Custody Account" means a securities account for each Fund on Custodian's records to which a Financial Asset is or may be credited pursuant to this Agreement.

"Depository" means DTC, PTC, and FRBNY and any other depository acceptable to the Trust.

"DTC" means The Depository Trust Company, a New York limited purpose trust company.


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"Electronic Instruction" means an electronic instruction received by the
Custodian (i) through DTC's Institutional Delivery System ("IDS") or (ii) through such other electronic delivery system accessed by password or other security device and acceptable to the Trust and Custodian for the delivery of instructions. Trust shall safeguard any testkeys, identification codes or other security device made available by Custodian to Trust and Custodian may rely upon any electronic instructions as being authorized by the Trust which is received using the proper security device.

"Entitlement holder" means the person on the records of a securities intermediary as the person having a security entitlement against the securities intermediary.

"Financial Assets" means securities or other investments owned by the Trust. As the context requires, a Financial Asset means either the interest itself or the means by which a person's claim to it is evidenced, including a certificated or uncertificated security, a security certificate, or a securities entitlement.

"FRBNY" means the Federal Reserve Bank of New York.

"Fund" means an investment portfolio of the Trust for which a separate series of shares of beneficial interest are issued. Individual Funds are listed on Schedule A.

"Instructions" includes, without limitation, any instructions to sell, assign, transfer, deliver, purchase or receive for the Custody Account, Financial Assets or to transfer funds from the Custody Account or a Cash Account.

"PTC" means Participants Trust Company, a New York limited purpose trust company.

"Securities" means stocks, bonds, rights, warrants and other negotiable and non-negotiable paper issued in certificated ("certificated securities") or book entry form ("uncertificated securities") and commonly traded or dealt in on securities exchanges or financial markets, and other obligations of an issuer, or shares, participations and interests in an issuer recognized in an area in which it is issued or dealt in as a medium for investment and any other property as shall be acceptable to Custodian for the Custody Account.

"Security entitlement" means the rights and property interest of an entitlement holder with respect to a financial asset as specified in Part 5 of Article 8 of the Uniform Commercial Code.

"Securities intermediary" means, Custodian, DTC, PTC, the FRBNY, and any other Depository or financial institution acceptable to the Trust which in the ordinary course of business maintains securities accounts for others and acts in that capacity.

"Uniform Commercial Code" means the Uniform Commercial Code of the State of New York.

     SECTION 2  TERMS OF THE CUSTODY.


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     SECTION 2.1  CUSTODY ACCOUNT.  The parties agree that there shall be a
Custody Account maintained for each Fund of the Trust with the Custodian, at an office in New York. The Custody Accounts shall be entitled as described on Schedule A.

     SECTION 2.2 APPOINTMENT. The Trust authorizes The Chase Manhattan Bank to serve as custodian for the Funds of the Trust listed on schedule A, and to act on its behalf solely to the extent expressly provided herein, or in any Authorization Letter and to take such other action as may be reasonably incidental thereto. Custodian shall not use any securities intermediaries other than DTC, PTC and the FRBNY without Trust's prior written consent.

     SECTION 2.3 DUTIES OF THE CUSTODIAN. It is the expressed understanding of the parties that:

     SECTION 2.3.1 ACCEPT, DELIVER AND EXCHANGE SECURITIES. Upon receipt of and pursuant to an Authorization Letter, oral notice (hereinafter "Notice,") from the Trust (such Notice to be followed by written confirmation in the form of an Authorization Letter), or Electronic Instructions, the Custodian shall
accept and deliver Financial Assets for each Fund.   From time to time, pursuant
to a Letter, Notice, such Notice to be followed by the Trust's written confirmation thereof; or Electronic Instructions, the Custodian shall exercise or dispose of subscriptions, rights and warrants of any Financial Assets held in the Custody Accounts or to be received by the Custodian for deposit to the Custody Accounts. In respect of a Notice, in the event that the written confirmation has not been received prior to the time requested action must take place, the Custodian may rely upon the Notice provided that, the Custodian has been able to orally confirm such instruction with such other persons as the Trust shall designate from time to time in writing to the Custodian as authorized to make such confirmations. Except as otherwise advised in a Letter, Notice, or by Electronic Instructions, in delivering Financial Assets, the Custodian shall do so only against payment, or upon the receipt of other Financial Assets.

     SECTION 2.3.2 PURCHASE OF SECURITIES. Upon receipt of a Letter, Notice from the Trust (such Notice to be followed by written confirmation in the form of an Authorization Letter), or Electronic Instruction, the Custodian shall purchase for a Fund such Financial Assets in the amounts and maturing on the dates therein described and charge the payment for such purchases to the Cash Account. In the event that the written confirmation has not been received prior to the time requested action must take place, the Custodian may rely upon the Notice, provided that the Custodian has been able to orally confirm such instruction with such other employee(s) of the Trust as the Trust shall designate from time to time in writing to the Custodian as authorized to make such confirmations. Unless and until otherwise instructed by the Trust pursuant to the terms herein contained, the Custodian shall deposit any and all Financial Assets purchased hereunder into the appropriate Funds' Custody Account as soon as reasonably feasible following its receipt thereof. Except as otherwise advised in a Letter, Notice, or by Electronic Instructions, the Custodian shall make payment for Financial Assets purchased only at the time of delivery of such Financial Assets to the Custodian.


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     SECTION 2.3.3  PAYMENT OF MONIES.  From time to time, the Custodian shall upon its receipt of a Letter or Notice , such Notice to be followed by written confirmation in the form of a Transfer Letter (as used herein the term "Transfer Letter" shall mean the Trust's transfer letter, substantially in the form of Exhibit B attached hereto) or Electronic Instruction, transfer monies from the Custody Account; PROVIDED THAT: the Custodian complies with the requirements of the Chase Manhattan Bank Funds Transfer Service Security Procedure Agreement (Exhibit C).

     From time to time, the Trust shall notify Custodian of deposits for its accounts. Upon receipt of funds identifying the Trust or Funds by account number as beneficiary, the Custodian shall credit such funds to the account identified and notify the Trust.

     SECTION 2.3.4 SALE OF SECURITIES. Upon the receipt of a Letter, Notice (such Notice to be followed by written confirmation in the form of a Letter), or Electronic Instruction, the Custodian shall use its reasonable best efforts, subject to the terms and conditions herein contained, to present for sale in the amount and on the dates therein stated such Financial Assets of a Fund as therein described, and held in the Custody Account and cause the proceeds generated by such sale(s), to be deposited into the Custody Account. In the event that the written confirmation has not been received prior to the time the requested action must take place, the Custodian may rely upon the Notice, provided that the Custodian has been able to orally confirm such instruction with such other person(s) as the Trust shall designate from time to time in writing to the Custodian as authorized to make such confirmations.

     In the event that it shall be impracticable for the Custodian, in accordance with such Letter, Notice, or Electronic Instruction, to present for sale Financial Assets on the dates specified, the Custodian shall as soon as it learns of any such impracticability, notify the Trust via telephone.

     Unless the Custodian shall have received from the Trust a Letter, Notice, or Electronic Instruction to the contrary, the Custodian shall deliver the Financial Assets to a broker, a dealer or other purchaser identified in the instruction against payment. It is understood by the Trust that delivery against payment in the securities markets means delivery against a receipt or other evidence that a payment is due later but before the end of the same business day. The Custodian shall have no liability with respect to the non-receipt of payment arising from:

  i) Any insolvency of any broker, dealer or other purchaser which occurs after delivery of the Financial Assets by Custodian but before payment is received by Custodian; or
 ii)      Insolvency of any issuer of the Financial Assets ; or
iii) Any act or omission of any broker, attorney, custodian, escrowee, or similar agent designated by Trust to perform any act with respect to the Financial Assets.

This Section shall not be interpreted to relieve or to lessen the standard of care the Custodian is required to use by other terms of this Agreement.


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     SECTION 2.3.5  REGISTERED SECURITIES.  Except as otherwise set forth in this Section 2.3.5, the Custodian shall register any registerable Financial Assets held and maintained in a Custody Account in Custodian's nominee name or
that of an affiliate or Depository.   Private placements and other types of
Financial Assets which the Trust from time to time identifies shall be registered in the name of the Trust on behalf of the appropriate Fund. All taxes or other expenses incidental to any transfer to or from the name of a nominee shall be borne by the Trust.

     SECTION 2.36 CALLS FOR PAYMENT. The Custodian shall use its reasonable best efforts to determine from financial information services to which it subscribes, or such other financial services as agreed to by the parties, when Financial Assets held in the Custody Account are called for payment and surrender for payment any Financial Assets or notes which have matured or with respect to which it received or knows of a notice to call.

     SECTION 2.3.7 NOTICES, ADVICE, ETC. The Custodian shall use its reasonable best efforts to:

     (a) promptly notify the Trust of any unpaid principal amounts, or any unpaid amounts of interest accrued and owing, or payable on any Financial Assets held or maintained in a Custody Account of which Custodian is aware;

     (b) forward to the Trust as of the close of business each business day (electronically or by mail) advices of the Financial Assets and cash transactions in a Custody Account;

     (c) deliver to the Trust, promptly upon receipt of the Trust's request, a schedule of the Financial Assets held and maintained in a Custody Account;

     (d) promptly notify the Trust of any legal action of which the Custodian's corporate actions unit becomes aware with respect to any Financial Assets held and maintained in a Custody Account;

     (e) promptly notify the Trust of any subscriptions, warrants or like rights it may have of which the Custodian's corporate action unit becomes aware;

     (f) promptly notify the Trust of any invitations to tender a Financial Asset, held and maintained in a Custody Account of which the Custodian's corporate action unit becomes aware; and

     (g) deliver to the Trust all printed material received by the Custodian's corporate actions unit and requiring some action by the Trust pertaining to any Financial Assets held or maintained in a Custody Account.

     SECTION 2.3.8 STOCK DIVIDENDS, ETC. Financial Assets delivered to the Custodian as


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stock dividends, stock splits or as a result of the exercise of rights, shall be deposited into and held and maintained in the Custody Account of the appropriate Fund and treated in like manner as all other Financial Assets therein held and maintained.

     SECTION 2.3.9 FRACTIONAL SHARES. In the event that an issuer of a Financial Asset held by the Custodian in a Custody Account shall declare a dividend payable in stock, and such dividend results in a fractional share of stock being issued, the Custodian, without prior notice to or from the Trust, shall sell such fractional share(s) and deposit the proceeds received from such sale into the Custody Account. The Custodian shall notify the Trust of such sale thereafter.

     SECTION 2.3.10 COLLECTION OF INCOME AND PRINCIPAL. The Custodian shall from time to time take necessary action(s) to collect dividends, interest payments, payments made on account of called and matured Financial Assets, and any other payments with respect to such Financial Assets deposited into or held or maintained in a Custody Account, when such payments shall become owing; provided that so long as Custodian's actions are in compliance with the standard of care set forth in Section 7.17, Custodian shall not be responsible for failure to receive payment of (or late payment of) distributions with respect to Financial Assets or other property held in the Custody Account. Upon receipt of such funds collected hereunder, Custodian will use its best efforts to deposit such collected funds into the Custody Account on the same business day upon which such collected funds are received by the Custodian. Accordingly, in making collections of income or principal hereunder, the Custodian may to the extent necessary or required by any applicable law of any sovereign body, including the United States, or a State, and solely to such extent, execute on behalf of the Trust certificates or other like documents. All cash shall be held and maintained in a Custody Account subject to further instruction from the Trust. In the event a Custody Account is credited by the Custodian in anticipation of the Custodian's collection of monies, and the Custodian is unable to collect such monies, the Trust agrees that it shall promptly upon telephonic notice from the Custodian, return an amount equal to the amount so credited and not collected to the Custodian in immediately available funds.

     SECTION 2.3.11 EXCHANGE CERTIFICATES. The Custodian shall exchange temporary for definitive certificates or effect mandatory exchanges of certificates.

     SECTION 2.3.12 BOOKS AND RECORDS. Custodian shall at all times maintain proper books and records that shall identify the appropriate Fund of the Trust as the entitlement holder of such Financial Assets and the location of the Financial Assets.

     The Custodian shall with respect to each Fund create and maintain all records relating to its activities and obligations under this Contract. All such records shall at all times during the regular business hours of the Custodian be open for inspection by duly authorized officers, employees or agents of the Trust and employees and agents of the Securities and Exchange Commission. The Custodian shall, at the Trust's request, supply the Trust with a tabulation of securities owned by each Fund and held by the Custodian and shall, when requested to do so by the Trust and for such compensation as shall be agreed upon between the Trust and the


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Custodian, include certificate numbers in such tabulations.

     The Custodian shall cooperate with and supply reasonable and customary information to the entity or entities appointed by the Board of Trustees of the Trust to keep the books of account of each Fund.

     Unless Trust shall send to Custodian a written exception or objection to any statement of account within 90 days of its receipt of such statement from Custodian, Trust shall be deemed to have approved such statement.

     SECTION 2.3.13  CERTIFICATE OF THE BANK.  The Custodian shall:

     (a) deliver to the Trust on or before January 31st of each calendar year, a certified schedule, dated December 31, of the preceding calendar year, executed by two duly elected and authorized officers of Custodian setting forth a full description of the Financial Assets held and maintained in each Custody Account, including, but not limited to, among other things, the par value of each bond and the number of shares for each stock or the equivalent, as the case may be, as of the close of business on December 31st, of each calendar year;

     (b) use its best efforts to deliver to the Trust, within five (5) business days after the receipt of the written request of the Trust a certified schedule, dated the date of its issue, executed by two duly elected and authorized officers of Custodian, setting forth a full description of the Financial Assets held and maintained in the Custody Accounts, including among other things, the par value of each bond and the number of shares for each stock or the equivalent, as the case may be; and

     (c) deliver following a request by the Trust, to any governmental agency certified by the Trust to the Custodian and, in a timely manner, a certified schedule, which schedule, to the extent possible, shall be substantially in the form of the certified schedule to be delivered pursuant to the preceding clause (b) of this subsection.

     In the event the Custodian is unable to deliver, pursuant to clause (c) above, the certified schedule therein described, the Custodian shall, immediately upon learning of such inability, notify the Trust by telephone and promptly confirm such notice to the Trust in writing. Such written notice to the Trust shall set forth (i) an explanation as to the Custodian's inability to deliver such certified schedule and (ii) the date upon which such certified schedule shall be delivered.

     SECTION 2.3.14 OTHER SECURITIES. Upon receipt of an Authorization Letter or Electronic Instruction, the Custodian is authorized to take any and all actions necessary to settle transactions in futures and/or options contracts.

     SECTION 2.4 LOTTERY. In the event Financial Assets held in the Custody Account at a


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Securities Depository are called for partial redemption by the issuer, the
Custodian will, in its reasonable discretion, allocate the called portion to the respective holders in a manner which is fair, equitable, and in accordance with its established procedures.

     SECTION 2.5 CONVERSION. The Custodian shall, except where instructed otherwise by the Trust, convert monies received by the Custodian with respect to Financial Assets maintained in the Custody Account of foreign issue into United States dollars at prevailing rates. In effecting such conversion, the Custodian may use any reasonable method or agency available to it, including the facilities of its own divisions or affiliates. The Trust agrees that it shall bear all risk and reasonable expense of such conversion, including without limitation, losses arising from fluctuations in the exchange rate.

     SECTION 2.6 MAINTAIN DUPLICATE RECORDS. The Custodian shall store "off-premises" tapes of daily transactions with respect to the Custody Account. Such tapes shall be maintained in accordance with the Custodian's practice in effect from time to time.

     SECTION 2.7 SETTLEMENT. The Trust intends to have sufficient immediately available funds each day in the Custody Account to pay for the settlement of all Financial Assets delivered against payment to Custodian or its agents and credited to the Custody Account. Should Trust fail to have sufficient immediately available funds in a Custody Account to settle deliveries of Financial Assets pursuant to Section 2.3.2 (a "Deficit"), Custodian may elect
(i) to reject the settlement of any or all of the Financial Assets delivered to it that day to a Custody Account but only after notice to Trust, (ii) to settle the deliveries on a Fund's behalf and debit the Custody Account of the Fund for the amount of such Deficit , or (iii) to reverse the posting of the Financial Assets credited to the Custody Account, but only after notice to the Trust.

     No prior action or course of dealing on the part of Custodian with respect to the settlement of Financial Assets transactions on Trust's behalf shall be used by or give rise to any claim or action by Trust against Custodian for its refusal to pay or settle for a securities transaction that has not been timely funded as required herein.

     SECTION 2.8 SECURITY INTEREST. To the extent Custodian has advanced funds on Trust's behalf in connection with the settlement of purchases and sales of Financial Assets for the Custody Account, Custodian shall have a security interest in the Financial Assets which are the subject of such purchases and sales until Trust shall have repaid the amount of such advance to Custodian, and Custodian's security interest in such Financial Assets shall be released upon Trust's repayment of such advance to Custodian.

     SECTION 3  SAFEKEEPING OF FINANCIAL ASSETS.

     SECTION 3.1 SAFEKEEPING. The Custodian shall hold all Financial Assets held in the Custody Account in its vault and physically segregate for the account of each Fund all Financial Assets held by it, except those Financial Assets which are book-entry securities maintained on the


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Federal Reserve Book-Entry Account System or which are eligible for deposit with a Depository. Unless specified in the Authorization Letter to the contrary, it is understood that, eligible Financial Assets will be maintained with a Depository. The Custodian shall be responsible for all Financial Assets deposited into and held and maintained in the Custody Account whether the Financial Assets be in the physical custody of the Custodian or held by the Custodian through a Depository; PROVIDED that the Custodian shall not be responsible for loss or destruction of Securities held and maintained in the Custody Account, where such loss or destruction is caused by earthquake, volcanic eruptions or such like disturbances of nature, by reason of war, whether declared or undeclared; or caused by the lawful act of any executive, legislative, judicial, administrative or other governmental or military body or officer. Custodian shall be obligated to indemnify Trust for any loss of Financial Assets received for, and credited to the Custody Account resulting from (i) the negligence or willful misconduct of Custodian or its officers, employees or agents (excluding any Depository retained for such Financial
Assets) or (ii) the burglary, robbery, hold-up, theft or mysterious disappearance, including loss by damage or destruction. In the event of a loss of Financial Assets for which it is required to indemnify Trust pursuant to the immediately preceding sentence, Custodian shall promptly replace such Financial Assets (by among other means posting appropriate security or bond with the issuer(s) of such Financial Assets and obtaining their reissue) or if agreed to by Trust and Custodian, Custodian shall replace the value thereof (determined based upon the market value of the Financial Assets which are the subject of such loss as of the date of the discovery of such loss or as of the date of replacement) and the value of any loss of rights or privileges resulting from the loss of such Financial Assets. The foregoing indemnity shall be the exclusive liability of Custodian to Trust for its loss of Financial Assets held for the Custody Account.

     Custodian shall be responsible for only those duties expressly stated in this Agreement or expressly contained in instructions to perform the services described herein given to Custodian pursuant to the provisions of this Agreement and accepted by Custodian but, without limiting the foregoing, Custodian and its agents shall have no duty or responsibility;

          (a) to supervise the investment of, or make recommendations with respect to the purchase, retention or sale of, Financial Assets relating to the Custody Account, or to maintain any insurance on Financial Assets in the Custody Account for Trust's benefit;

          (b) with regard to any Financial Assets in the Custody Account as to which a default in the payment of principal or interest has occurred, to take any action other than giving of notice with respect to such default; except, in each instance, where Custodian has been requested by Trust and Custodian has agreed in writing to do so;

          (c) to evaluate, or report to Trust regarding, the financial condition of any person, firm or corporation to which Custodian is instructed to deliver Financial Assets or funds pursuant to this Agreement;

          (d) for any loss occasioned by delay in the actual receipt of notice by Custodian of


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     any payment, redemption or other transaction in respect to which Custodian is authorized to take some action pursuant to this Agreement; or

          (e) for any errors or omissions made by any securities pricing services used by Custodian to value Financial Assets credited to the Custody Account as part of any service subscribed to by Trust from Custodian.

     SECTION 3.2  USE OF A DEPOSITORY. The Custodian shall:

     (a) upon the delivery or transfer, by book-entry or otherwise, of any of a Fund's Financial Assets to a Securities Depository Account as provided herein, identify in its records the Financial Assets as held for the Trust on behalf of the appropriate Fund in the Custody Agreement;

     (b) at all times retain against the Depository any and all rights provided the Custodian, whether such rights be provided by applicable law, governmental rules or regulations, rules and regulations of the Depository, or otherwise, including but not limited to, the right to recover from the Depository (for the benefit of the Fund and the Trust) for any loss or losses on the part of the Depository;

     (c) from time to time, as the need may arise, to enforce, for the benefit of the Trust, any and all rights provided the Custodian, whether such rights be provided by applicable law, governmental rules or regulations or otherwise, against the Depository pertaining to any Financial Assets which are the property of the Custody Account and are deposited by the Custodian with the Depository;

     (d) within ten (10) business days after its receipt of a request from the Trust, deliver to the Trust the most current report issued by the Depository pertaining to its system of internal accounting control; and

     (e) make payment for securities purchased and sold through the clearing medium employed by such Depository for transactions of participants acting through it. Upon any purchase of securities, payment will be made only upon delivery of the securities to or for the account of the Trust; and upon any sale of securities, delivery of the securities will be made only against payment therefor.

     SECTION 3.3 THE DEPOSITORY ACCOUNT. The Depository account maintained by the Custodian and receiving Financial Assets which have been recorded by the Custodian as held for the Custody Account, shall hold only Financial Assets in which the Custodian has interest only in a fiduciary or agency capacity for clients and the Financial Assets in such account will not be commingled with the Custodian's own Financial Assets.

     SECTION 3.4 CERTAIN CONDITIONS. Any Financial Assets held by the Custodian for the


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benefit of the Trust pursuant hereto (including those Financial Assets held in a
Depository) shall be considered by the parties hereto, and shall be at all times, the sole, absolute property of the Trust, and for purposes of this Agreement, shall be considered part of the Financial Assets held and maintained in the Custody Account.

     SECTION 3.5 SEGREGATED ACCOUNT. The Custodian shall upon receipt of Instructions from the Trust on behalf of each Fund establish and maintain a segregated account or accounts for and on behalf of each such Fund, into which account or accounts may be transferred cash and/or securities (including securities maintained in an account by the Custodian pursuant to Section 3.2. hereof):

     (a) in accordance with the provisions of any agreement among the Trust on behalf of a Fund, the Custodian and a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the NASD (or any futures commission merchant registered under the Commodity Exchange
          Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or the Commodity Futures Trading Commission or any registered contract market), or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund,

     (b) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund,

     (c) for the purposes of compliance by the Fund with the procedures required by Investment Company Act Release No. 10666, or any subsequent release or releases of the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies, and

     (d)  for other proper corporate purposes.

     SECTION 4 PUT OPTIONS. Notwithstanding any provision hereunder to the contrary, with respect to Financial Assets which possess so-called put options or similar characteristics which grant the Trust the option to redeem such Financial Assets prior to their maturity date ("Put Options Securities") including, but not limited to so-called put bonds, the following shall apply:

     (a) with respect to put options which are exercisable semi-annually, or less frequently than semi-annually, and where such Put Option Financial Assets is actually delivered to the Custodian not less than fifteen (15) business days prior to the put option exercise date, the Custodian shall use its reasonable best efforts to notify the Trust of such put option, where correct and timely notification is published in the publications or services ("Notification Sources") the Custodian routinely uses for this purpose, or as to which the Custodian receives timely notice from the


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

          Trust;

     (b) once notified, the Trust must direct the exercise or non-exercise of such put option by Letter delivered to the Custodian not less than five (5) business days prior to the put option exercise date, and if the Trust fails to make such direction, the Custodian shall not exercise such put option; and

     (c) for purposes of this Section 3: a "business day" is a day on which the Custodian is open for business under the laws of the State of New York; the notification sources include, but are not limited to, J.J. Kenney, THE WALL STREET JOURNAL and/or DTC, and the Custodian reserves the right to utilize other notification sources or discontinue any of the aforementioned notification sources at any time and without notice; and

     (d) the Custodian shall not notify the Trust of put options exercisable more frequently than semi-annually.

     SECTION 5 BULK HOLDING. The Custodian may hold the Financial Assets of a Fund of the Trust in its own vault, separate from its own Financial Assets in bulk with Financial Assets of the same class and the same issue of other of its own fiduciary and agency customers; PROVIDED THAT: the Financial Assets in such bulk shall be adequately identified as belonging to the Fund on the records of the Custodian.

     SECTION 6 THE CUSTODIAN. The Trust and the Custodian agree that the Custodian in carrying out the provisions of this Agreement, including but not limited to the purchase of any Financial Assets for deposit into, or the selling or delivering of any Financial Assets held and maintained in, the Custody Account, is acting solely as the agent of the Trust. Unless the Custodian shall otherwise agree in writing, the Custodian shall not have the duty to take any action other than those actions expressly set forth herein or those actions necessary and advisable to accomplish such expressly set forth actions. The Custodian is hereby expressly authorized to execute in the name of the Trust such certificates as may be necessary to obtain payment with respect to, or to effect the sale, transfer or other disposition of any Financial Assets held in the Custody Account in accordance with the Trust's instructions. In carrying out the purchase or sale of any Financial Assets hereunder, the Custodian may, upon receipt of the Trust's instructions, purchase from or sell to the Custodian's bond department or an affiliate of the Custodian.

     SECTION 7  GENERAL.

     SECTION 7.1 WAIVER; AMENDMENTS. Except as otherwise provided in Section 2.3.12, no delay on the part of the Trust or the Custodian in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by the Trust or the Custodian


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of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, shall in any event be effective unless the same shall be in writing and signed and delivered by each of the Custodian and the Trust.

     SECTION 7 .2 NOTICE. Notices with respect to termination, any disputes hereunder, specification of authorized officers and employees, and terms and conditions for instructions required hereunder, shall be in writing, and shall be deemed to have been duly given if delivered personally, by courier service or by mail, postage prepaid, to the following addresses (or to such other address as either party hereto may from time to time designate by notice duly given in accordance with this paragraph):

     To us at:

     State Farm Variable Product Trust
     One State Farm Plaza
     Bloomington, Illinois 61710
     Attention: David R. Grimes

     To Custodian, to the attention of the individual designated by Custodian as the safekeeping account administrator for Trust's account, at:

     The Chase Manhattan Bank
     North American Insurance Securities Services
     3 Chase MetroTech Center, 6th Floor
     Brooklyn, New York 11245

     SECTION 7.3 COMPUTATIONS. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable, be made in accordance with generally accepted accounting principles.

     SECTION 7.4 HEADINGS. Section headings used in this Agreement are for convenience only, and shall not effect the construction of this Agreement.

     SECTION 7.5 GOVERNING LAW. This Agreement shall be a contract made under and governed by the internal laws of the State of New York including the UCC.

     SECTION 7.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Trust and the Custodian individually and each of their respective successors and assigns, and shall inure to the benefit of the Trust and the Custodian and the respective successors and assigns of the Trust and the Custodian; PROVIDED that, the Custodian may not assign or transfer this Agreement


                                       13 of 17
or delegate any of its duties hereunder except as permitted herein, without the prior written consent of the Trust.

     SECTION 7.7 INTEGRATION; COURSE OF DEALING. This Agreement constitutes the sole agreement of the parties with respect to the subject matter hereof and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

     SECTION 7.8 TERMINATION. This Agreement shall terminate 90 days after the receipt by the Custodian or the Trust, or such mutually agreed date as the case may be, of written notice from the Custodian or the Trust terminating this Agreement.

     SECTION 7.9 CERTAIN NOTICES BY THE TRUST AND THE CUSTODIAN. The Trust agrees to promptly notify the Custodian of any material change in its organization or any reorganization by it. The Custodian shall notify the Trust of any changes in its organization which affect its ability to do business as a banking corporation.

     SECTION 7.10 CERTAIN REPRESENTATIONS BY THE TRUST. The Trust herewith promises to the Custodian that (i) all instructions and confirmations given hereunder shall be given and are given pursuant to authorizations contained or to be contained in resolutions of its Board of Trustees and by persons authorized by such resolutions to give the same, and (ii) it shall from time to time furnish the Custodian with certified copies of such resolutions upon which it may rely for the authorizations contained therein until otherwise notified in writing of a change thereto.

     SECTION 7.11 TAXPAYER IDENTIFICATION NUMBER. The Trust's taxpayer identification number for each Fund is indicated in schedule A hereof. Unless Trust has already done so, as a U.S. citizen or resident, it shall deliver promptly to Custodian with respect to each Custody Account established under this Agreement, two duly completed and executed copies of United States Internal Revenue Service form W-9 for each Fund. Trust shall provide duly executed and completed updates of such form after the occurrence of an event requiring a change in the form previously delivered by Trust to Custodian. Each Fund shall be responsible for the payment of all taxes relating to the Financial Assets in the Custody Account.

     SECTION 7.12 EXPENSES AND TAXES. The Trust agrees to pay, and to save the Custodian harmless from all liability, for any taxes which may be payable in connection with the Financial Assets and any proceeds generated by Financial Assets and any other property of the Trust purchased or held and maintained hereunder. All obligations provided for in this subsection 7.12, and in subsection 7.13 hereof, shall survive any termination of this Agreement.

     SECTION 7.13 FEES. For and in consideration of the Custodian acting as the custodian and the agent of the Trust pursuant to the terms herein contained, the Trust agrees to pay to the Custodian fees for such services as mutually agreed upon by the parties hereto. Such agreed upon fees may from time to time be modified by the Custodian pursuant to its notice to the Trust effective no less than 90 days following the Trust's receipt of such notice. To the extent that


                                       14 of 17

Custodian advances funds to the Custody Account for disbursements or to effect the settlement of purchase transactions, the Custodian shall be entitled to collect from the Custody Account an amount equal to The Chase Manhattan Bank's Prime Rate in effect as announced by it from time to time, unless the Trust and Custodian have agreed in writing to another interest rate.

     SECTION 7.14  HOLD HARMLESS.   The Trust agrees to indemnify and hold the
Custodian harmless from and against all claims, losses, liabilities and expenses, including without limitation, reasonable legal fees and expenses, arising from any claim of any party arising or resulting from actions the Custodian takes that are required by this Agreement; provided that the Custodian shall have acted in good faith and exercised ordinary due care.

     SECTION 7.15 FORCE MAJEURE. The Custodian shall not be responsible for its failure to carry out its responsibilities hereunder where such failure is caused by circumstances reasonably beyond the control of the Custodian, including but not limited to, acts of God, war, internal strife and acts of government.

     SECTION 7.16 DISCLAIMER OF LIABILITY. UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR INDIRECT DAMAGES OF ANY KIND WHATSOEVER, PROVIDED THE PARTY AGAINST WHOM THE DAMAGES ARE CLAIMED HAS NOT ACTED IN BAD FAITH OR ENGAGED IN WILLFUL MISCONDUCT; AND, PROVIDED FURTHER, THAT ANY INDEMNITY CLAIM BY THE CUSTODIAN UNDER SECTION 7.14 SHALL CONSTITUTE A DIRECT DAMAGES CLAIM AND SHALL NOT BE SUBJECT TO THE LIMITATION SET FORTH HEREIN.

     SECTION 7.17 STANDARD OF CARE. The Custodian expressly agrees that in carrying out its responsibilities hereunder it shall be responsible for damages, except as limited by Section 3.1, the Trust suffers as a result of Custodian's, its employees' and agents' negligence, willful misconduct or failure to act in good faith and in accordance with the commercial standard of care for Money Center banks which offer custodial services. The Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement. The Custodian shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it, acting in good faith, to be genuine and delivered by an authorized officer of Trust.

     SECTION 7.18 EXHIBITS. The parties agree that any exhibits attached hereto may be modified effective upon written notice from the Trust to the Custodian. Any such modified exhibit shall be and is hereby deemed to be the exhibit (indicated in such written notice) to this Agreement.

     SECTION 7.19 NONDISCLOSURE, CONFIDENTIALITY. The Custodian expressly agrees that it shall not use the name of, nor identify, the Trust or any of its subsidiaries in any of the Custodian's


                                       15 of 17
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media or other advertising distributed by the Custodian to its customers or potential customers.

     The Custodian shall maintain the confidentiality of the Trust's Custody Account information and not disclose any such information except as permitted by this Agreement or as required by laws, rules, regulations or orders having the force of law, but only after notice to Trust.

     The Shareholders Communications Act of 1985 and subsequent amendments to the act authorize Custodian to release to issuers of Securities and to other security holders of an issue, Trust name, address and Securities position if Trust Custody Account was opened after December 28, 1985, unless Trust states its objection. Custodian hereby acknowledges Trust's objection.

     SECTION 7.20 "FREE RIDING" PROHIBITION. Trust hereby acknowledges that the act of placing a buy order and sale order for the same securities which are to settle on the same date in instances where Trust does not have in the Custody Account sufficient funds independent of the sale of such securities to satisfy fifty percent (50%) or more of the purchase price (or such other percentage as may be required by applicable law and regulation) constitutes the practice commonly known as "free riding" and is prohibited under both Regulation T and Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. Parts 220 and 221).

     SECTION 7.21 TRUST RESPONSIBILITY. Trust agrees that it shall be responsible to Custodian as a principal for all of its obligations to Custodian arising under or in connection with this Agreement notwithstanding that Trust may be acting on behalf of the Funds, and Trust warrants its authority to deposit in the Custody Account any Financial Assets and funds which Custodian receives therefor and to give instructions relative thereto. Trust further agrees that Custodian shall not be subject to, nor shall its right and obligations with respect to this Agreement and the Custody Account be affected by, any agreement between Trust and any such person.

     SECTION 7.22 BINDING OBLIGATION AND LIMITATION OF LIABILITY. It is expressly understood that the obligations of the Trust under this Agreement will not be binding on any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the assets and property of each Fund.

     Custodian agrees that no Trustee, shareholder, nominee, officer, agent or employee of the Trust may be held personally liable or responsible for any obligations of the Trust arising out of this Agreement.

     SECTION 7.23 RESERVATION OF RIGHT. Custodian shall have the right not to accept for deposit to the Custody Account any Financial Assets which are in a form or condition which Custodian, in its sole discretion, determines not to be suitable for the services Custodian provides under this Agreement.

     Custodian's and Trust's rights and remedies under this Agreement are in addition to, and


                                       16 of 17
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not in limitation of, any other rights and remedies available to Custodian and
Trust under applicable law.

     SECTION 7.24 CUSTODIAN'S ANNUAL REPORT. Upon the Trust's request, Custodian will send the annual report (SAS 70 Report) prepared by its external auditors on its systems of internal accounting control of custodied Financial Assets.

     SECTION 7.25 ADDITIONAL INVESTMENT PORTFOLIOS. In the event that the Trust establishes additional investment portfolios for which it desires the Custodian to be the Custodian or desires to have the Custodian be the Custodian for existing investment portfolios not covered by this Agreement, it shall so notify the Custodian in writing, and if the Custodian agrees in writing to serve as Custodian, such investment portfolios shall become Funds hereunder.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers effective as of the day and year first written above.

          State Farm Variable Product Trust

          By:
             -----------------------

          Title:
                --------------------

          The Chase Manhattan Bank

          By:
             -----------------------

          Title:
                --------------------

          Address:
                  ------------------


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